UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2021

Earth Science Tech Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55000	80-0961484
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10650 NW 29th Terrace

Doral, FL 33172

(Address of principal executive offices)

(305) 615-2118

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01(a) Entry into a Material Definitive Agreement

Joint Letter of Intent for Proposed Roll-Up Acquisitions

On September 10, 2021, the Company entered into a Joint Letter of Intent to acquire JCR Medical Equipment, Inc., RxComponundStore.com, LLC. and Peaks Curative, LLC. (“PC”), (collectively, the “Acquisition Targets”).

About the Acquisition Targets:

JCR Medical Equipment, Inc. (“JCR”), is a Durable Medical Equipment (“DME”) company, Long-term Care Supplier and pharmacy that has been in operation since 1997. JCR recently re-opened its Retail Pharmacy to cross sell DME customers / referrals their medications. A number of years ago JCR sold its book of business to CVS and in connection with that sale, the company and management were required to enter into non-compete agreements. Just recently these non-compete agreements expired so that management and the company became eligible to operate the pharmacy division. JCR has been in the process of growing its business by securing the necessary licensing to provide sterile products for injection. In addition, it has identified home health services as a logical complimentary business segment that not only will provide additional opportunities to cross sell customers/patients but the company will realize a competitive advantage in the lower cost it will incur to acquire customers.

RxCompoundStore.com, LLC (“RxCS”), is a compounding pharmacy that has focused on men’s health, specifically medical products directed at ED such as Tadalfil, and Sildenafil Citrate, the generic names for Cialis and Viagra, respectively) and others, compounded into “gummies.” RxCS is currently not a “sterile compounding pharmacy” however it is in the process of securing the necessary licensing to provide sterile products for injection.

Peaks Curative, LLC. (“PC”), is the telemedicine referral site facilitating asynchronous consultations for branded compound medications prepared at RxCS.

Current Status:

Currently the Company and Acquisition Targets are in the process of working with various regulatory authorities such as the Agency of Health Care Administration (ACHA), Florida of Board of Pharmacy, and the Drug Enforcement Agency (DEA) and various industry experts to identify the regulatory and compliance requirements that will impact and dictate how the Acquisition Targets will be allowed to work and operate within a holding company structure. These discussions and the related investigation are important as we plan and develop the corporate and operational structure of the combined entities, and are an integral part of managements’ identification and ability to realize the synergies and expansion opportunities that will be available. It is also necessary to ensure that the companies will be able to operate in their respective industry segments and as a collective group with as much latitude as possible and while in full compliance with all applicable legal and industry regulatory requirements. The parties are fully committed to finding the optimal structure for each of the companies to operate within that provides the greatest synergies and opportunities for them as a group and we are currently considering executing on the three acquisitions in phases as an alternative to structuring them under a single roll-up transaction.

Item 1.02(a) Termination of a Material Definitive Agreement

On September 6, 2021, pursuant to the Order of the Nevada District Court dated August 27, 2021 and the authority granted to the Board of Directors of the Company thereunder, the Letter of Intent with Sunlife AG, LLC entered on or about May 31, 2021 by the then acting receiver, Robert L. Stevens, who was subsequently discharged and removed pursuant to the same order, (then acting Receiver). That Letter of Intent and the performance contemplated thereunder is not nor will it become an obligation of the Company in any respect or to any extent.

Item 5.02(c) Appointments of new CEO and CFO

Nicholas S. Tabraue, President and Chief Executive Officer (CEO). On August 27, 2021 pursuant to the Order of the Nevada District Court September 3, 2021, Mr. William A. Leonard, Jr., the receiver that was appointed to replace the discharged receiver, Robert L. Stevens, appointed the board of directors for the Company. Thereafter, on September 3, 2021, the newly appointed board of directors of the Company, which included Nicholas S. Tabraue as a member, appointed and reinstated Nicholas S. Tabraue as President and CEO of Earth Science Tech, Inc.. As part of his appointment the board of directors reinstated him under the terms of his executive employment agreement with the Company that had been in effect prior to his February 12, 2021 termination.

Wendell Hecker, Chief Financial Officer (CFO). On September 3, 2021, Wendell Hecker was appointed as CFO of Earth Science Tech, Inc. and his former executive employment agreement with the Company that had been in effect prior to his June 16, 2021 resignation was reinstated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTH SCIENCE TECH, INC.

Dated:	September 10, 2021	By:	/s/ Nickolas S. Tabraue
Nickolas S. Tabraue, under the supervision and direction of William A. Leonard Jr. and Crisis Management, Inc., receiver for Earth Science Tech, Inc. Case No. A-18-784952-C

		Its:	CEO, President, and Director